Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Pricing of Senior Subordinated Notes Offering

ATLANTA, GA – January 9, 2013 – HD Supply, Inc. (“HD Supply”) today announced that it has priced a private offering of $950,000,000 of 10.50% Senior Subordinated Notes due 2021 ( the “Notes”). The offering of Notes is expected to close on January 16, 2013 and is subject to customary closing conditions.

HD Supply intends to use the proceeds from the sale of the Notes to redeem all of its outstanding 13.5% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”) at a price of 103.375% plus accrued and unpaid interest thereon to the redemption date and (together with cash on hand) to pay related fees and expenses. HD Supply issued today a Notice of Conditional Full Redemption for the Senior Subordinated Notes. The redemption date is anticipated to be February 8, 2013 and the redemption of the Senior Subordinated Notes is conditioned primarily on the closing of the offering of Notes.

The Notes were offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 29, 2012, filed on March 23, 2012 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.